                                                               EXHIBIT (a)(1)(D)

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

                            PAYLESS SHOESOURCE, INC.

               OFFER TO PURCHASE FOR CASH 7,547,170 SHARES OF ITS
                    COMMON STOCK, PAR VALUE $0.01 PER SHARE
           (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)
                  AT A PURCHASE PRICE NOT IN EXCESS OF $53.00
                         NOR LESS THAN $48.00 PER SHARE

    THE TENDER OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT
           5:00 P.M., NEW YORK CITY TIME, ON MONDAY, APRIL 10, 2000,
                      UNLESS THE TENDER OFFER IS EXTENDED.

                                                                  March 13, 2000

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

     Payless ShoeSource, Inc., a Delaware corporation, has appointed us to act as the dealer manager in connection with its offer to purchase for cash 7,547,170 shares of its common stock, par value $0.01 per share, including the associated preferred stock purchase rights issued under the Stockholder Protection Rights Agreement, dated as of April 20, 1998, as amended, between Payless and UMB Bank, N.A., as Rights Agent, at prices, net to the seller in cash, without interest, not greater than $53.00 nor less than $48.00 per share, specified by its stockholders, upon the terms and subject to the conditions set forth in its offer to purchase, dated March 13, 2000, and in the related letter of transmittal which, as may be amended and supplemented from time to time, together constitute the tender offer. Unless the context requires otherwise, all references herein to shares shall include the associated preferred stock purchase rights.

     Payless will, upon the terms and subject to the conditions of the tender offer, determine a single per share price, not in excess of $53.00 nor less than $48.00 per share, that it will pay for shares properly tendered and not properly withdrawn under the tender offer, taking into account the number of shares so tendered and the prices specified by tendering stockholders. Payless will select the lowest purchase price that will allow it to purchase 7,547,170 shares, or such lesser number of shares as are properly tendered, at prices not in excess of $53.00 nor less than $48.00 per share, under the tender offer. All shares properly tendered before the "expiration date" (as defined in Section 1 of the offer to purchase), at prices at or below the purchase price and not properly withdrawn, will be purchased by Payless at the purchase price, net to the seller in cash, without interest, upon the terms and subject to the conditions of the tender offer, including the odd lot and proration provisions thereof. See
Section 1 of the offer to purchase. Shares tendered at prices in excess of the purchase price and shares not purchased because of proration will be returned at Payless' expense to the stockholders who tendered such shares as promptly as practicable after the expiration date. Payless reserves the right, in its sole discretion, to purchase more than 7,547,170 shares under the tender offer, subject to applicable law.

     If, at the expiration date, more than 7,547,170 shares, or such greater number of shares as Payless may elect to purchase in accordance with applicable law, are properly tendered at or below the purchase price and not properly withdrawn, Payless will, upon the terms and subject to the conditions of the tender offer, accept shares for purchase first from "odd lot holders" (as defined in Section 1 of the offer to purchase) who properly tender all of their shares at or below the purchase price and then on a pro rata basis from all other stockholders whose shares are properly tendered at or below the purchase price and not properly withdrawn.

     THE TENDER OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 6 OF THE OFFER TO PURCHASE.

     For your information and for forwarding to your clients for whom you hold shares registered in your name or in the name of your nominee, we are enclosing the following documents:

          1. Offer to purchase, dated March 13, 2000;

          2. Letter to clients that you may send to your clients for whose accounts you hold shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the tender offer;

          3. Letter dated March 13, 2000, from the Chairman of the Board and Chief Executive Officer of Payless, to stockholders of Payless;

          4. Letter of transmittal for your use and for the information of your clients (together with accompanying instructions and Substitute Form W-9);

          5. Notice of guaranteed delivery to be used to accept the tender offer if the share certificates and all other required documents cannot be delivered to the depositary before the expiration date or if the procedure for book-entry transfer cannot be completed before the expiration date; and

          6. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.

     WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE TENDER OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MONDAY, APRIL 10, 2000, UNLESS THE TENDER OFFER IS EXTENDED.

     No fees or commissions will be payable to brokers, dealers, commercial banks, trust companies or any person for soliciting tenders of shares under the tender offer other than fees paid to the dealer manager and the information agent, as described in the offer to purchase. Payless will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to the beneficial owners of shares held by you as a nominee or in a fiduciary capacity. Payless will pay or cause to be paid any stock transfer taxes applicable to its purchase of shares, except as otherwise provided in the offer to purchase and letter of transmittal.

     In order to take advantage of the tender offer, a properly completed and duly executed letter of transmittal, or a manually signed facsimile thereof, including any required signature guarantees and any other required documents, should be sent to the depositary with either a certificate or certificates representing the tendered shares or confirmation of their book-entry transfer, all in accordance with the instructions set forth in the offer to purchase and letter of transmittal.

     Holders of shares whose certificate(s) for such shares are not immediately available, holders who cannot deliver such certificate(s) and all other required documents to the depositary or holders who cannot complete the procedures for book-entry transfer before the expiration date must tender their shares according to the procedure for guaranteed delivery set forth in Section 3 of the offer to purchase.

     Any inquiries you may have with respect to the tender offer should be addressed to Goldman, Sachs & Co. or to the information agent, D.F. King & Co., Inc., at their respective addresses and telephone numbers set forth on the back cover page of the offer to purchase.

     Additional copies of the enclosed material may be obtained from D.F. King & Co., Inc., by calling them at: (800) 848-3416.

                                             Very truly yours,

                                             GOLDMAN, SACHS & CO.

ENCLOSURES

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF PAYLESS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY OR ANY AFFILIATE OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE TENDER OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

                                        3